Exhibit 10.14

CLINICAL STUDY AGREEMENT

THIS Agreement is made and entered into this 10th day of February, 2014 (“Effective Date”), by and between The University of Texas M. D. Anderson Cancer Center, 1515 Holcombe Boulevard, Houston, Texas 77030 (“MD Anderson”), a member institution of The University of Texas System (“System”), and Genprex, Inc., (“Sponsor”), for purposes of confirming the parties intent and agreement to conduct a clinical study and evaluation as set forth herein. Accordingly, MD Anderson and Sponsor agree as follows:

RECITALS

WHEREAS, Sponsor was formerly known as “Convergen Lifesciences, Inc.” and legally changed its name to Genprex, Inc.;

WHEREAS, MD Anderson conducted a clinical study entitled “Phase I Study of Intravenous DOTAP: Cholestrol-fus1 Nanoparticle Complex (DOTAP:Chol-fus1) in Patients with Advanced Non-Small Cell Lung Cancer (NSCLC) Previously Treated with Chemotherapy” (the “Phase I Clinical Study”);

WHEREAS, the Phase I Clinical Study was the subject of an Investigational New Drug application 10718 (the “IND”) with the Food and Drug Administration (the “FDA”), held by MD Anderson as sponsor of the Phase I Clinical Study;

WHEREAS, pursuant to the IND Transfer and Data Use Agreement dated October 14, 2013, MD Anderson has transferred and Sponsor has assumed ownership of the IND by taking over as the sponsor as defined in 21 C.F.R. § 312.3;

WHEREAS, Sponsor and its predecessors in interest funded research conducted at MD Anderson pursuant to a Sponsored Research Agreement dated September 14, 2010 (hereinafter referred to as “Funding Agreement”); with Dr. Reza Mehran continuing as the project director and steward for the funding provided under the Funding Agreement and for the clinical trial agreement “Phase I/II Clinical Trial Combining FUS1-Nanoparticles and Erlotinib in Stage IV Lung Cancers” SRA and continued through the five year effective date of this Agreement.

WHEREAS, MD Anderson desires to perform a clinical trial entitled “Phase I/II Clinical Trial combining FUS1-Nanoparticles and Erlotinib in Stage IV Lung Cancer” (“Study”) under the supervision of Dr. Charles Lu (“Principal Investigator”) using certain funds received under the Funding Agreement;

WHEREAS, Sponsor is willing to provide TUSC2 pDNA and other materials to MD Anderson at no cost (“Materials”) as necessary for conduct of the Study.

NOW, THEREFORE, in consideration of delivery of Materials by Sponsor, and the representations, warranties and covenants of each party to the other made herein, the parties hereto agree as follows:

1. PROTOCOL

1.1 MD Anderson agrees to conduct the Study, as described in Exhibit A (“Protocol”), attached hereto for reference purposes only. The Study will be supervised by Principal Investigator at MD Anderson, with assistance from associates and colleagues as required.

1.2 Sponsor agrees to provide at no cost to MD Anderson Materials in sufficient quantities to conduct the Study. MD Anderson shall combine Materials with DOTAP to generate CNVN202, also known as Oncoprex (“Study Drug”).

1.3 Nothing in this Agreement will limit or prohibit MD Anderson or any of its personnel, including the Principal Investigator, from conducting any research or for performing research for or with any entity or person, including any other outside sponsors.

1.4 Notwithstanding anything herein, the parties agree that the Study will be conducted in accordance with the Protocol, applicable laws and regulations, and MD Anderson’s institutional policies and standards. MD Anderson and Sponsor will promptly notify each other upon identifying any aspect of the Protocol, information discovered during monitoring visits, and/or Study Data (as hereinafter defined) that may adversely affect the safety, well-being, or medical care of Study subjects, or that may affect the willingness of subjects to continue participation of the Study, influence the conduct of the Study, or that may alter IRB approval to continue the Study. When possible, such findings shall be submitted to MD Anderson electronically. MD Anderson shall promptly notify the IRB of any such events. When Study subject safety or medical care could be directly affected by Study Data, then notwithstanding any other provision of this Agreement, MD Anderson will send Study subjects a written communication about Study Data.

1.5 If a Study Subject suffers injury as a direct result of taking part in this Study, MD Anderson health providers will provide medical care. However, this medical care will be billed to the Study Subject’s insurance provider, or to the Study Subject, in the ordinary manner.

1.6 Sponsor and MD Anderson will promptly notify each other upon identifying any aspect of the Protocol, including information discovered during site monitoring visits, or the Study results that may adversely affect the safety, well-being, or medical care of Study subjects, or that may affect the willingness of subjects to continue participation of the Study, influence the conduct of the Study, or that may alter the IRB approval to continue the Study, when possible, such findings shall be submitted to MD Anderson electronically. MD Anderson shall promptly notify the IRB of any such events. When Study subject safety or medical care could be directly affected by the Study results, then notwithstanding any other provision of this Agreement, MD Anderson will send Study subjects a written communication about the Study results.

2. IND & MONITORING

2.1	The Study shall be conducted under Sponsor’s IND with Sponsor as the “sponsor” as defined in 21 C.F.R. § 312.3.

2.2. To the extent necessary for Sponsor to perform its regulatory duties as IND Study sponsor, during the term of this Agreement and for one (1) year thereafter , MD Anderson shall permit Sponsor and/or its authorized representatives to conduct periodic monitoring visits, at mutually acceptable times during normal administrative business hours, to inspect and examine MD Anderson’s facilities at which the Study is being conducted, including inspecting and examining Study Data and Study records to verify Principal Investigator and MD Anderson’s compliance with the terms and conditions of this Agreement and the Protocol. MD Anderson and Principal Investigator shall cooperate with Sponsor and/or its representatives during such periodic monitoring visits. Sponsor’s rights in this Section 2.2 shall be subject to Sponsor’s compliance with MD Anderson’s reasonable measures for purposes of confidentiality, safety, and security, and will be further subject to Sponsor’s compliance with MD Anderson’s premises rules that are generally applicable to all persons at MD Anderson’s facilities. Should Sponsor utilize one or more third party(s) in exercising its rights in this paragraph, Sponsor certifies that such party(s) shall be subject to an obligation of confidentiality consistent with the obligations of confidentiality required of Sponsor hereunder and such third party(s) shall be subject to any and all conditions upon Sponsor’s rights that are set forth in this Section. If Sponsor obtains, learns of, comes in contact with, or otherwise has access to any patient health and medical information, Sponsor will keep such information confidential and will comply with all applicable laws regarding the confidentiality of such information and Sponsor will not use or disclose such patient health and medical information in a manner that would violate any applicable law (including the HIPAA Privacy Regulations) if such use or disclosure were made by MD Anderson.

2.3 Notwithstanding anything to the contrary herein, Sponsor agrees that MD Anderson shall retain the right to cross-file on the IND and its contents in any new investigational new drug application or clinical study that may be filed by MD Anderson with FDA with respect to technology utilizing the FUS1/TUSC2 genes that is exclusively licensed from MD Anderson to Sponsor.

3. TERM

3.1 This Agreement is effective as of the Effective Date and shall continue in force until the earlier of completion of the Study as mutually agreed upon by the parties or five (5) years from the Effective Date, unless earlier terminated in accordance with this Agreement.

3.2. This Agreement may be terminated: (a) immediately by the written agreement of both parties; (b) immediately upon written notice by MD Anderson if at any time Principal Investigator is unable to continue to serve and the parties cannot agree upon a mutually acceptable successor to Principal Investigator; or (c) immediately upon written notice by either party if necessary for the safety, health, or welfare of Study subjects. In addition, Sponsor may terminate this Agreement upon thirty (30) days prior written notice to MD Anderson with due regard for subject health and safety.

3.3 Upon the expiration or early termination of this Agreement, Sponsor shall have thirty (30) days from the date of such expiration or termination to have any remaining Materials removed from MD Anderson’s premises. If Sponsor fails to remove the remaining Materials with such time period, then MD Anderson may destroy any remaining Materials in accordance with MD Anderson’s institutional policies.

4. INDEMNIFICATION

4.1 Sponsor shall indemnify and hold harmless MD Anderson, System, their Regents, officers, agents and employees from liability, loss, and expense resulting from judgments or claims against them arising out of (a) the performance of the Study in accordance with the protocol, and (b) the use by Sponsor of Study Data; provided, however, that Sponsor shall not be obligated to indemnify or hold MD Anderson harmless from claims arising from or related to the negligence or willful misconduct of MD Anderson, its officers, agents, or employees.

4.2 To the extent authorized under the constitution and laws of the State of Texas, MD Anderson shall indemnify and hold harmless Sponsor from liability, loss, and expense resulting from the negligent acts or omissions of MD Anderson in its performance of the Study; provided, however, that MD Anderson shall not indemnify or hold Sponsor harmless from claims arising from or related to the negligence or willful misconduct of Sponsor, its officers, agents, or employees, or any person or entity not subject to MD Anderson’s supervision or control.

5. STUDY DATA

5.1 MD Anderson shall own all data and results generated in the performance of the Study, (“Study Data”), and shall have the right to use such Study Data only for (i) its internal academic, non-commercial research and patient care purposes, and (ii) to publish the Study Data in accordance with Section 6 hereunder. For clarity, other than publications made in accordance with Section 6, MD Anderson shall not publicly disclose unpublished Study Data to third parties except for members of its scientific or institutional review boards, provided, however, that such persons are obligated to maintain the confidentiality of such information consistent with the terms of this Agreement. Once Study Data has been publicly disclosed, the parties may use the publicly disclosed Study Data for any purpose. MD Anderson will, from time to time, upon Sponsor’s reasonable request promptly provide the de-identified Study Data to Sponsor in the form of an interim report, provided, however, Sponsor shall hold such information in confidence until the earlier of (a) publication or public disclosure of such information by MD Anderson and/or Principal Investigator in accordance with this Agreement; or (b) twelve months following completion of the Study; provided, however, Sponsor may (to the extent necessary for Sponsor to perform its regulatory duties as IND Study sponsor) disclose Study Data to FDA and other regulatory authorities, and to its bonafide current or prospective advisors, investors, partners and collaborators who have agreed to maintain the confidentiality of the Study Data under a separate confidentiality agreement at least as protective of MD Anderson’s rights as the terms of this Agreement. Sponsor shall be liable for breach of such confidentiality agreement by its bonafide current and prospective advisors, investors, business partners and collaborators. To the extent any results Study Data includes Protected Health Information (as such term is defined by HIPAA), Sponsor shall only use such Protected Health Information in accordance with the informed consent and the authorization document.

5.2 MD Anderson shall also provide to Sponsor a final Study report within a reasonable time after completion of the Study. Sponsor shall keep the Study report confidential until the earlier of (a) publication or other public presentation of such Study report by MD Anderson, or (b) twelve (12) months after the completion of the Study

6. PUBLICATION

6.1 MD Anderson shall have the first right to publish or otherwise make public Study Data provided that MD Anderson shall first submit any such publication or public disclosure of Study Data to Sponsor for review and comment at least thirty (30) days prior to submission for publication or release. Sponsor shall have thirty (30) days from receipt to review and provide written comments to MD Anderson. MD Anderson shall review such comments in good faith. Notwithstanding anything to the contrary, MD Anderson has the right to register the Study in a manner consistent with the requirements of applicable law and the International Committee of Medical Journal Editors (i.e. register the Study on clinical trial public registries and post Study Data on such public registries).

6.2 Except as otherwise provided herein, or as required by law or regulation or to the extent necessary for purposes of publishing or presenting the Study Data, neither party shall release or distribute any materials or information containing the name of the other party or any of its employees without prior written approval by an authorized representative of the non-releasing party. Sponsor has the right to disclose the existence and general nature of this Agreement without MD Anderson’s approval as required by applicable law or regulation; and Sponsor may disclose the terms of this Agreement to its bonafide current and prospective advisors, investors, business partners and collaborators who have agreed to maintain the confidentiality of such terms under a separate confidentiality agreement at least as protective of MD Anderson’s rights as the terms of this Agreement. Sponsor shall be liable for breach of such confidentiality agreement by its bonafide current and prospective advisors, investors, business partners and collaborators.

7. CONFIDENTIALITY

7.1 The parties may disclose confidential information to each other in connection with the Study and during the term of this Agreement (“Confidential Information”). Each party will use Confidential Information of the other party only to the extent required to conduct the Study, and will use reasonable efforts to prevent the disclosure of any of the other party’s Confidential Information to third parties for a period of five (5) years after disclosure of such Confidential Information, provided that the receiving party’s obligation shall not apply to information that: (a) is already in the receiving party’s possession at the time of disclosure by the disclosing party; (b) is or later becomes part of the public domain through no fault of the receiving party; (c) is received from a third party having no obligations of confidentiality to the disclosing party; (d) is independently developed by the receiving party; (e) is required by law or regulation to be disclosed; (f) is communicated to the receiving party’s IRB or other scientific committee provided, however, that such persons are obligated to maintain the confidentiality of such information consistent with the terms of this Agreement; (g) is required to be disclosed in order to obtain informed consent from potential Study subjects, provided, however, that the information will be disclosed only to the extent necessary and Confidential Information will not be provided in answer to unsolicited inquiries by telephone or to individuals who are not eligible Study subjects; or (h) is disclosed to a Study subject for the safety or well-being of the Study subject.

In the event that receiving party is required to disclose information pursuant to Section 7.1(e), the receiving party shall, to the extent practicable, notify the disclosing party to allow the disclosing party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

7.2 Notwithstanding anything to the contrary, if and when Confidential Information is subject to one of the exclusions mentioned above or is no longer confidential as a result of an authorized disclosure of such information under the terms of this Agreement, including any publication in accordance with Section 6.1, then the receiving party will not have any restriction upon its use or disclosure of such information.

7.3 In the event that Sponsor shall come into contact with any “Protected Health Information” (as such term is defined under HIPAA) of MD Anderson or any information which could be used to identify any of MD Anderson’s patients or research subjects, Sponsor shall maintain any such Protected Health Information or other such information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, and shall not use or disclose any such Protected Health Information or other information except as authorized by applicable law and by the applicable subject’s informed consent/authorization documents, or in any manner that would constitute a violation of any applicable law or regulation if such use or disclosure was made by MD Anderson.

8. INTELLECTUAL PROPERTY RIGHTS

8.1 Any invention, discovery, concept, or idea, whether or not patentable, conceived of and first reduced to practice during the conduct of the Study, and arising from the performance of the Study (“Invention”) shall be owned as determined on the basis of inventorship which shall be determined in accordance with United States patent law. For clarification purposes, the term “Invention” under this Agreement shall not reach to inventions, discoveries, concepts, or ideas arising from the Phase I Clinical Study, the Funding Agreement, or from any other agreements or projects of the parties.

8.2 MD Anderson will promptly disclose to Sponsor any Invention by MD Anderson after notice of such Invention is received by MD Anderson’s Office of Technology Commercialization. All information relating to Inventions shall be deemed to be Confidential Information of MD Anderson under Section 7.1 above and shall be held in confidence by Sponsor.

8.3 MD Anderson hereby grants to Sponsor an exclusive option to negotiate an exclusive (subject to MD Anderson’s right to use such Inventions for internal research, academic, and patient care purposes) or non-exclusive, worldwide, royalty-bearing license to any Invention in which MD Anderson has an ownership interest, provided that Sponsor pays all patent expenses for such Invention in the event Sponsor exercises its option. Sponsor shall exercise its option to negotiate a license to any Invention by notifying MD Anderson in writing within thirty (30) days of MD Anderson disclosing such Invention to Sponsor (“Option Period”). If Sponsor fails to timely exercise its option within the Option Period with respect to any Invention, Sponsor’s right to license such Invention shall terminate, and MD Anderson shall be free to license such Invention to any other party with no further obligation to Sponsor. If Sponsor timely exercises its option, the terms of the license shall be negotiated in good faith within ninety (90) days of the date such option is exercised, or within such time as the parties may mutually agree in writing (“Negotiation Period”). If, however, Sponsor timely exercises its option, but MD Anderson and Sponsor are unable to agree upon the terms of the license during the Negotiation Period, Sponsor’s rights to license such Invention shall terminate, and MD Anderson shall be free to license such Invention to any other party with no further obligation to Sponsor. MD Anderson shall not be obligated to file a patent application for any Invention in which it has an ownership interest, but MD Anderson agrees to file all patent applications for Inventions requested by Sponsor, provided Sponsor pays all such patent expenses for such Invention using patent counsel acceptable to Sponsor and MD Anderson.

8.4 Sponsor grants MD Anderson the right to use Materials solely for the conduct of the Study. With the exception of the foregoing, nothing contained in this Agreement shall be deemed to grant any license to any party under any patents, patent applications, or other intellectual property or proprietary interests in or to any other inventions, discovery or improvement of the other party (“Background Intellectual Property”), except that Sponsor grants MD Anderson a limited license to any Sponsor Background Intellectual Property necessary for conducting the Study.

8.5 Notwithstanding anything to the contrary, to the extent that MD Anderson uses any U.S. Government funding or support in conducting the Study, the U.S. Government may obtain certain rights and interest in some Inventions, and that this Agreement is subject to any such U. S. Governmental rights and interests.

9. STUDY DRUG

9.1 Sponsor represents and warrants that it owns or controls patents and/or licenses covering methods of use and composition of Study Drug (FUS1+DOTAP) including each component thereof and the combination thereof (“Technology Rights”) to be used in the Study. Sponsor hereby grants MD Anderson the right to manufacture, use and practice Technology Rights for performance of the Study. SPONSOR represents and warrants that it has the right to grant Technology Rights and that such grant will not infringe any third party rights. Sponsor shall provide, for no charge, reasonably sufficient quantities of Materials to MD Anderson for MD Anderson to generate the final version of the Study Drug for use in the Study. Materials shall remain the sole property of Sponsor and be used by MD Anderson solely for purposes of conducting the Study (and not for any other study or purpose). MD Anderson shall retain control over the Materials and Study Drug and not transfer the same to a third party without Sponsor’s express prior written approval. Study Drug shall be used by MD Anderson solely for purposes of conducting the Study (and not for any other study or purpose).

9.2 MD Anderson shall generate the final version of the Study Drug in accordance all applicable laws. In connection with the foregoing, MD Anderson shall generate and maintain complete and accurate records and samples in accordance with applicable laws, including batch and lot records and samples, quality control and laboratory testing, and any other data required by applicable laws. All such records and samples shall be maintained for such periods as may be required by applicable law; provided that prior to destroying or otherwise disposing of any such records or samples, MD Anderson shall provide Sponsor prior written notice thereof and discuss the [possibility] of Sponsor taking possession of such records at Sponsor’s own expense. In addition, to the extent required by applicable law and/or regulation for Sponsor to comply with its regulatory obligations as “sponsor” of the Study in connection with the IND, MD Anderson agrees, upon Sponsor’s reasonable request from time to time and at Sponsor’s expense, to provide Sponsor with documentation describing the procedures, methods and processes used in connection with the generation of the final version of the Study Drug for the Study hereunder, and Sponsor may only use such documentation for purposes of complying with applicable law and/or regulation to fulfill its regulatory obligations as “sponsor” of the Study in connection with the IND and related applications for marketing approval, and for no other purpose. Upon reasonable request by Sponsor from time to time and at Sponsor’s expense and at mutually agreed times and places, MD Anderson shall, to the extent practicable, provide reasonable cooperation and assistance to Sponsor or its designee to understand all such documentation, but only to the extent required by applicable law and/or regulation for Sponsor to comply with its regulatory obligations as “sponsor” of the Study in connection with the IND and related applications for marketing approval.

9.3 MD Anderson and Principal Investigator shall permit only subjects under Principal Investigator’s supervision as part of the Study to receive the Study Drug and shall not deliver the Study Drug to any third party without the prior written approval of Sponsor.

9.4 MD Anderson represents and certifies to Sponsor that the final version of the Study Drug generated by MD Anderson hereunder shall have been generated in accordance with all applicable laws, and MD Anderson shall perform and document all manufacturing activities contemplated herein in compliance with all applicable laws.

10. GENERAL

10.1 This Agreement, including the attached Exhibit A, constitutes the entire and only agreement between the parties relating to the Study, and all prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof, including the attached Exhibit A, may be made except by a written document signed by the duly authorized representatives of the parties. The parties agree that nothing in this agreement shall affect any other agreements or licenses entered into by the Parties.

10.2 Any conflicts or inconsistencies between the Protocol and this Agreement shall be governed and controlled by this Agreement.

10.3 MD Anderson will not be liable for any failure to perform as required by this Agreement, if the failure to perform is caused by occurrences beyond its control, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, earthquake, flood, explosion, riots, wars, civil disorder, rebellion or sabotage or other such occurrences. MD Anderson shall notify the Sponsor concerning its inability to perform and shall make a reasonable effort to fulfill its obligations under this Agreement. Such delay or inability to perform shall not constitute a breach of this Agreement.

10.4 Principal Investigator and Sponsor may be parties to a consulting agreement or other outside agreement to which MD Anderson is not a party, and Sponsor acknowledges and agrees that MD Anderson has no involvement with or responsibility for any such consulting or outside agreement.

10.5 Any notice required by this Agreement must be given in writing by personal delivery, overnight delivery, facsimile telecommunication, or certified or registered mail (return receipt requested), addressed in the case of MD Anderson to:

The University of Texas	and to:	The University of Texas
M. D. Anderson Cancer Center		M. D. Anderson Cancer Center
Legal Services-Unit 1674		1515 Holcombe Boulevard
7007 Bertner Ave		Office of Sponsored Programs
Houston, Texas 77030-4009		Attn: Executive Director
Houston, TX 77030

and in the case of Sponsor to:

Genprex, Inc.
Attn: Chief Executive Officer
6034 Courtyard Drive, Suite 110
Austin, Texas 78738	and to:	Wilson & Varner, LLP
7004 Bee Cave Road
Bldg 1, Suite 100
Austin, Texas 78746

All notices will be effective and will be deemed delivered (i) if by personal delivery, delivery service or courier, on the date of delivery; and (ii) if by certified or registered mail, on the earlier of the date indicated on the return receipt or seven (7) days after deposit in the mail. Either Party may change their notice address by written notice to the other.

10.6	This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

10.7 This Agreement is subject to, and the parties agree to comply with, all applicable local, state, federal, national and international laws, statutes, rules and regulations, including any applicable Export Controls. Any provision of any law, statute, rule or regulation that invalidates any provision of this Agreement, that is inconsistent with any provision of this Agreement, or that would cause one or any of the parties hereto to be in violation of law will be deemed to have superseded the terms of this Agreement. The parties, however, will use all reasonable endeavors to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of the law and will negotiate in good faith toward amendment of this Agreement in such respect. If the parties cannot reach agreement on an appropriate amendment, then this Agreement may be immediately terminated by either party.

10.8 MD Anderson is an agency of the State of Texas and under the constitution and the laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of MD Anderson to agree to such provision, then that provision will not be enforceable against MD Anderson or the State of Texas.

10.9 English is the official language of this Agreement. Accordingly, all notices, documents and communications relating to the Agreement, and all dispute resolution proceedings arising under this Agreement must be, in their entirety, in English.

IN WITNESS WHEREOF, MD Anderson and Sponsor hereby enter into this Agreement, effective as of the date first set forth above, and execute two (2) original counterparts.

Sponsor		MD Anderson

BY	/s/ Rodney Varner	BY:	/s/ Jaime Farias
	Rodney Varner		Jaime Farias, MBA
	Chief Executive Officer		Assistant Director
Sponsored Programs

I acknowledge that I have read and understand this Agreement in its entirety:

		BY:	/s/ Charles Lu
Dr. Charles Lu
Principal Investigator

I acknowledge that I have read and understand this Agreement in its entirety:

		BY:	/s/ Reza Mehran
Dr. Reza Mehran, Project director,
Phase I/II Clinical Trial Combining FUS1-Nanoparticles and Erlotinib in Stage IV Lung Cancers